NTN Announces CEO Transition

- Ram Krishnan to Depart; CFO Allen Wolff to Act as Interim CEO -

CARLSBAD, Calif., September 17, 2019, — NTN Buzztime, Inc. (NYSE American: NTN), announced CEO Ram Krishnan will resign as CEO of the company effective September 17, 2019 and serve as an advisor through October 17, 2019. Effective September 17, 2019, CFO Allen Wolff will serve as interim CEO while the board conducts a search for a permanent CEO. Effective September 17, 2019, Mr. Krishnan will resign from the board, and the board has reduced its count to five directors.

Board Chair Gregg Thomas said, “We thank Ram for his leadership and contributions through our transformation from a single trivia platform to a multi-faceted product set. During Ram’s tenure, Buzztime improved gross margins and bottom-line to deliver 13 consecutive quarters of positive EBITDA with steady growth. Further, by investing in both software and hardware, Buzztime shortened the innovation cycle and broadened its product offerings, which includes a growing hardware solutions product line, tiered offerings in the core product line, an integrated and scalable ad network and content licensing.”

“I am excited Allen has stepped up to drive execution of our next phase. Together, Ram and Allen installed a culture and workplace that has just begun to transform our 35-year-old brand into the future. In addition to Allen’s unwavering enthusiasm and financial acumen, he is a shrewd operator and talented visionary. I look forward to working with Allen more closely,” added Mr. Thomas

Mr. Wolff stated, “I am thankful to Ram for his partnership over the past four and a half years and for his leadership in setting the foundation for the next stage of growth. I am honored to lead during our next transition.”

In addition, Sandra Gurrola, who has been at Buzztime for almost 10 years, was promoted to senior vice president of finance to assume some of Mr. Wolff’s prior responsibilities as CFO as well as continue to oversee all aspects of accounting and financial reporting, including SEC reporting, SOX, tax compliance, technical accounting, forecasting/modeling, and accounting operations.

Allen Wolff

Allen Wolff joined Buzztime in 2014 as Chief Financial Officer. Most recently, he was the Chief Financial Strategist at PlumDiggity, which specialized in early-stage technology companies and offered operational, financial, and marketing strategies to accelerate corporate growth, structure, and culture.  Allen started PlumDiggity after various roles in high growth companies, including PaySimple, which he co-founded in 2005.  PaySimple operates today as Evercommerce with recent financing valuing the company at nearly $2B.

Mr. Wolff graduated cum laude with a B.S. from University of Michigan and received his M.B.A. in Entrepreneurship and Finance from University of Maryland – Robert H. Smith School of Business.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets.  For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com 415-433-3777